Exhibit 21

SUBSIDIARIES OF MEDQUIST INC.

1.               MedQuist CM Corporation – a Delaware corporation

2.               MedQuist IP Corporation – a Delaware corporation

3.               MedQuist Canada Company - a company organized under the laws of Nova Scotia

4.               MedQuist of Delaware, Inc. – a Delaware corporation

5.               MedQuist Transcriptions, Ltd. – a New Jersey corporation

6.               LHC Australia, Inc. – a Delaware corporation

7.               LHC Canada, Inc. – a Delaware corporation

8.               Speech Machines Limited - a company organized under the laws of the United Kingdom